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Exhibit 99.1 Barnes Group Inc. 123 Main Street Bristol, CT 06010

NEWS RELEASE

BARNES GROUP INC. REPORTS
THIRD QUARTER 2016 FINANCIAL RESULTS

•	Sales of $312 million, up 7% from a Year Ago; Organic Sales up 4%

•	Operating Margin of 16.6%, up 160 bps;
Adjusted Operating Margin of 17.4%, up 80 bps

•	Diluted EPS of $0.67, up 10% from Last Year;
Adjusted Diluted EPS of $0.71, up 16%

•	2016 Diluted EPS Guidance Updated to $2.39 to $2.44, up 9% to 11% from $2.19 in 2015; Adjusted Diluted EPS Guidance Updated to $2.48 to $2.53; up 4% to 6% from $2.38 in 2015

•	Completed Acquisition of the Molds Business of Adval Tech Holding AG (FOBOHA)

BRISTOL, Conn., October 28, 2016 - Barnes Group Inc. (NYSE: B), an international industrial and aerospace manufacturer and service provider, today reported financial results for the third quarter of 2016. Net sales of $312 million were up 7% from $291 million in the prior year period driven by organic sales growth of 4% and acquisition revenues of 3%. Net income for the third quarter was $36.8 million, or $0.67 per diluted share, compared to $33.7 million, or $0.61 per diluted share, a year ago. On an adjusted basis, net income was $0.71 per diluted share, up 16% from $0.61 last year. Adjusted diluted net income per share in the third quarter of 2016 excludes $0.03 of FOBOHA short-term purchase accounting adjustments and transaction costs in our Industrial Segment and a $0.01 charge related to a continuing contract termination dispute in our Aerospace Segment. Third quarter 2015 adjusted diluted net income per share excludes $0.03 related to a contract termination dispute in our Aerospace Segment, $0.02 of Thermoplay short-term purchase accounting adjustments and transaction costs in our Industrial Segment, and a $0.05 benefit from a tax refund in the quarter.
A table reconciling 2016 and 2015 non-GAAP adjusted results presented in this release to the Company’s GAAP results is included at the end of this press release.
“Barnes Group’s financial performance continued to strengthen during the third quarter as sales growth and operational efficiencies from the Barnes Enterprise System benefitted both margins and earnings,” said Patrick J. Dempsey, President and Chief Executive Officer of Barnes Group Inc. “In particular, our Industrial Segment generated solid organic growth and sustained productivity momentum to deliver improved margins,” added Dempsey. “In our Aerospace Segment, we began to see improved performance and ramping volumes on our new engine programs, while we continue to transition from large, declining legacy programs.”

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Industrial

•
Third quarter 2016 sales were $208.7 million, up 10% from $189.1 million in the same period last year. Organic sales increased by 6% in the quarter, primarily driven by strength in our Nitrogen Gas Products and Molding Solutions businesses. Unfavorable foreign exchange reduced sales by approximately $1.1 million, or 1%. For the quarter, the Thermoplay, Priamus, and FOBOHA businesses collectively contributed $9.6 million in acquisition sales.

•
Operating profit in the third quarter was $35.0 million, up 28% from $27.3 million in the prior year period. The increase was driven by the profit impact of increased organic sales volumes and favorable productivity, offset in part by lower pricing. Excluding FOBOHA short-term purchase accounting adjustments and acquisition costs this year, and similar charges for Thermoplay last year, adjusted operating profit of $36.7 million was up 26% from an adjusted $29.2 million a year ago. Adjusted operating margin was 17.6%, up 220 bps.

Aerospace

•
Third quarter 2016 sales were $102.8 million, up slightly from $102.3 million in the same period last year. An increase in aftermarket maintenance, repair and overhaul sales (“MRO”) was offset by a decline in aftermarket spare parts sales. The Aerospace original equipment manufacturing sales level (“OEM”) was similar to a year ago.

•
Operating profit was $16.9 million for the third quarter of 2016, compared to $16.4 million in the prior year period. The operating profit increase reflects lower charges on a contract termination dispute this year versus a year ago, offset by lower pricing and an unfavorable profit mix from reduced spare part sales. Excluding the contract termination dispute charges for both 2016 and 2015, adjusted operating profit was $17.5 million, down 9% from a year ago. Adjusted operating margin was 17.0%, down 180 bps.

•	Aerospace backlog was $638 million at the end of the third quarter of 2016, up 14% year-over-year and down 3% sequentially from the second quarter of 2016.

Additional Information

•	Interest expense increased $0.4 million to $3.0 million in the quarter primarily as a result of a higher average interest rate versus a year ago.

•
The Company's effective tax rate for the third quarter of 2016 was 23.6% compared with 19.2% in the third quarter of 2015 and 23.2% for the full year 2015. The increase in the third quarter of 2016 effective tax rate from the full year 2015 rate is primarily due to the expiration of certain tax holidays, the absence of the 2015 refund of withholding taxes and the projected change in the mix of earnings attributable to higher-taxing jurisdictions, partially offset by lower planned repatriations of a portion of current year foreign earnings to the U.S and the tax benefits recorded as a result of the new guidance for stock based compensation which was adopted in the 3rd quarter of 2016.

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Updated 2016 Outlook
Barnes Group now expects 2016 organic revenue growth to be flat for the year, with total revenue growth of 3.5% to 4.5% after consideration of 1% unfavorable foreign exchange and 5% from acquisition revenues. Adjusted operating margin is forecasted to be approximately 16%. Barnes Group now expects adjusted earnings in the range of $2.48 to $2.53 per diluted share, up 4% to 6% from $2.38 in 2015. Further, the Company now anticipates capital expenditures of between $45 and $50 million and cash conversion to be greater than 100% of net income. For 2016, the effective tax rate expectation is in the range of 25% to 26%.

Conference Call Information
Barnes Group Inc. will conduct a conference call with investors to discuss the Company’s performance in the third quarter and the outlook for the business for the full year 2016 at 8:30 a.m. ET today, October 28, 2016. The public may access the conference through a live audio webcast available on the Investor Relations section of Barnes Group’s website at www.BGInc.com. The conference is also available by direct dial at (877) 201-0168 in the U.S. or (647) 788-4901 outside of the U.S.; Conference ID 63308676. Supplemental materials will be posted to the Investor Relations section of the Company's website prior to the conference call.
In addition, the call will be recorded and available for playback from 12:00 p.m. (ET) on Friday, October 28, 2016 until 11:59 p.m. (ET) on Friday, November 4, 2016, by dialing (404) 537-3406; Conference ID 63308676.

Note:
(1) Organic sales growth represents the total reported sales increase within the Company’s ongoing businesses less the impact of foreign currency translation and acquisition and divestitures completed in the preceding twelve months.

About Barnes Group
Founded in 1857, Barnes Group Inc. (NYSE: B) is an international industrial and aerospace manufacturer and service provider, serving a wide range of end markets and customers. The highly engineered products, differentiated industrial technologies, and innovative solutions delivered by Barnes Group are used in far-reaching applications that provide transportation, manufacturing, healthcare, and technology to the world. Barnes Group’s skilled and dedicated employees around the globe are committed to achieving consistent and sustainable profitable growth. For more information, visit www.BGInc.com.

Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future operating and financial performance and financial condition, and often contain words such as "anticipate," "believe," "expect," "plan," "estimate," "project," and similar terms. Among others, our sales outlook, backlog, aircraft utilization, demographics, exchange rate assumptions, sales per aircraft and guidance are all forward-looking statements. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These include, among others: difficulty maintaining relationships with employees, including unionized employees, customers, distributors, suppliers, business partners or governmental entities; failure to successfully negotiate collective bargaining agreements or potential strikes, work stoppages or other similar events; changes in market demand for our products and services; rapid technological and market change; the ability to protect intellectual property rights; introduction or development of new products or transfer of work; higher risks in international operations and markets; the impact of intense competition; acts of terrorism, cybersecurity attacks or intrusions that could adversely impact our businesses; uncertainties relating to conditions in financial markets; currency fluctuations and foreign currency exposure; future financial performance of the industries or customers that we serve; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; inability to realize expected sales or profits from existing backlog or

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consistent with projected sales per aircraft due to a range of factors, including changes in customer sourcing decisions, materials, material costs, part design, quantity of parts per engine, percentage of work directed to us, engine spares, cost schedules, production schedules and volumes of specific programs; the impact of government budget and funding decisions; changes in raw material or product prices and availability; integration of acquired businesses; restructuring costs or savings; the continuing impact of prior acquisitions and divestitures, and any other future strategic actions, including acquisitions, divestitures, restructurings, or strategic business realignments, including the integration of the FOBOHA business, and our ability to achieve the financial and operational targets set in connection with any such actions; the outcome of pending and future legal, governmental, or regulatory proceedings and contingencies and uninsured claims, including the arbitration proceedings involving Triumph Actuation Systems - Yakima, LLC; future repurchases of common stock; future levels of indebtedness; and numerous other matters of a global, regional or national scale, including those of a political, economic, business, competitive, environmental, regulatory and public health nature; and other risks and uncertainties described in documents filed with or furnished to the Securities and Exchange Commission ("SEC") by the Company, including, among others, those in the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings. The Company assumes no obligation to update its forward-looking statements.

Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070

# # #

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended September 30,			Nine months ended September 30,
	2016	2015	% Change	2016	2015	% Change
Net sales	$311,561	$291,434	6.9	$906,586	$906,949	—

Cost of sales	198,600	191,132	3.9	582,028	593,609	(2.0)
Selling and administrative expenses	61,144	56,555	8.1	183,754	175,049	5.0
	259,744	247,687	4.9	765,782	768,658	(0.4)
Operating income	51,817	43,747	18.4	140,804	138,291	1.8

Operating margin	16.6%	15.0%		15.5%	15.2%

Interest expense	3,020	2,637	14.5	8,826	7,944	11.1
Other expense (income), net	621	(545)	NM	24	(228)	NM
Income before income taxes	48,176	41,655	15.7	131,954	130,575	1.1
Income taxes	11,348	7,984	42.1	33,066	33,601	(1.6)
Net income	$36,828	$33,671	9.4	$98,888	$96,974	2.0

Common dividends	$6,994	$6,587	6.2	$20,444	$19,713	3.7

Per common share:
Basic	$0.68	$0.61	11.5	$1.82	$1.76	3.4
Diluted	0.67	0.61	9.8	1.81	1.74	4.0
Dividends	0.13	0.12	8.3	0.38	0.36	5.6

Weighted average common shares outstanding:
Basic	54,206,064	55,199,315	(1.8)	54,206,798	55,140,774	(1.7)
Diluted	54,572,315	55,588,092	(1.8)	54,643,739	55,647,971	(1.8)
NM - Not Meaningful

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended September 30,			Nine months ended September 30,
	2016	2015	% Change	2016	2015	% Change
Net sales
Industrial	$208,748	$189,106	10.4	$608,534	$592,044	2.8
Aerospace	102,816	102,329	0.5	298,055	314,910	(5.4)
Intersegment sales	(3)	(1)	NM	(3)	(5)	(40.0)
Total net sales	$311,561	$291,434	6.9	$906,586	$906,949	—

Operating profit
Industrial	$34,958	$27,304	28.0	$99,445	$88,262	12.7
Aerospace	16,859	16,443	2.5	41,359	50,029	(17.3)
Total operating profit	$51,817	$43,747	18.4	$140,804	$138,291	1.8

Operating margin			Change			Change
Industrial	16.7%	14.4%	230	16.3%	14.9%	140
Aerospace	16.4%	16.1%	30	13.9%	15.9%	(200)
Total operating margin	16.6%	15.0%	160	15.5%	15.2%	30
NM - Not Meaningful

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	September 30, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$71,941	$83,926
Accounts receivable	287,293	261,757
Inventories	233,409	208,611
Deferred income taxes	—	24,825
Prepaid expenses and other current assets	32,282	32,469
Total current assets	624,925	611,588

Deferred income taxes	19,375	1,139
Property, plant and equipment, net	342,470	308,856
Goodwill	666,040	587,992
Other intangible assets, net	542,083	528,322
Other assets	26,990	23,969
Total assets	$2,221,883	$2,061,866

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$13,200	$22,680
Accounts payable	109,050	97,035
Accrued liabilities	146,357	114,867
Deferred revenue and customer advances	35,120	16,453
Long-term debt - current	2,211	1,515
Total current liabilities	305,938	252,550

Long-term debt	512,060	485,711
Accrued retirement benefits	99,749	112,888
Deferred income taxes	75,616	62,364
Other liabilities	24,898	20,600

Total stockholders' equity	1,203,622	1,127,753
Total liabilities and stockholders' equity	$2,221,883	$2,061,866

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Nine months ended September 30,
	2016	2015
Operating activities:
Net income	$98,888	$96,974
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	58,949	59,249
Gain on disposition of property, plant and equipment	(475)	(1,269)
Stock compensation expense	8,620	6,934
Changes in assets and liabilities, net of the effect of acquisitions:
Accounts receivable	(18,461)	2,221
Inventories	4,626	(3,593)
Prepaid expenses and other current assets	(296)	(7,617)
Accounts payable	9,799	8,667
Accrued liabilities, deferred revenue and customer advances	13,028	(8,026)
Deferred income taxes	998	4,741
Long-term retirement benefits	(16,026)	(166)
Other	461	2,481
Net cash provided by operating activities	160,111	160,596

Investing activities:
Proceeds from disposition of property, plant and equipment	715	3,311
Capital expenditures	(32,920)	(31,412)
Business acquisitions, net of cash acquired	(120,675)	(43,485)
Component Repair Program payments	(900)	(19,000)
Net cash used by investing activities	(153,780)	(90,586)

Financing activities:
Net change in other borrowings	(9,321)	2,491
Payments on long-term debt	(263,578)	(137,699)
Proceeds from the issuance of long-term debt	288,982	107,766
Proceeds from the issuance of common stock	2,463	11,183
Common stock repurchases	(15,660)	(12,082)
Dividends paid	(20,444)	(19,713)
Withholding taxes paid on stock issuances	(4,881)	(4,898)
Other	3,406	6,341
Net cash used by financing activities	(19,033)	(46,611)

Effect of exchange rate changes on cash flows	717	(3,675)
(Decrease) increase in cash and cash equivalents	(11,985)	19,724

Cash and cash equivalents at beginning of period	83,926	46,039
Cash and cash equivalents at end of period	$71,941	$65,763

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BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Nine months ended September 30,
	2016	2015
Free cash flow:
Net cash provided by operating activities	$160,111	$160,596
Capital expenditures	(32,920)	(31,412)
Free cash flow (1)	$127,191	$129,184

Notes:
(1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.

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BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended September 30,				Nine months ended September 30,
	2016	2015	% Change		2016	2015	% Change
SEGMENT RESULTS
Operating Profit - Industrial Segment (GAAP)	$34,958	$27,304	28.0		$99,445	$88,262	12.7
Männer short-term purchase accounting adjustments	—	—			—	1,481
Acquisition transaction costs	1,178	706			1,178	706
FOBOHA short-term purchase accounting adjustments	530	—			530	—
Thermoplay short-term purchase accounting adjustments	—	1,147			—	1,147
Operating Profit - Industrial Segment as adjusted (Non-GAAP) (1)	$36,666	$29,157	25.8		$101,153	$91,596	10.4

Operating Margin - Industrial Segment (GAAP)	16.7%	14.4%	230	bps.	16.3%	14.9%	140	bps.
Operating Margin - Industrial Segment as adjusted (Non-GAAP) (1)	17.6%	15.4%	220	bps.	16.6%	15.5%	110	bps.

Operating Profit - Aerospace Segment (GAAP)	$16,859	$16,443	2.5		$41,359	$50,029	(17.3)
Contract termination dispute charges	613	2,788			2,998	2,788
Operating Profit - Aerospace Segment as adjusted (Non-GAAP) (1)	$17,472	$19,231	(9.1)		$44,357	$52,817	(16.0)

Operating Margin - Aerospace Segment (GAAP)	16.4%	16.1%	30	bps.	13.9%	15.9%	(200)	bps.
Operating Margin - Aerospace Segment as adjusted (Non-GAAP) (1)	17.0%	18.8%	(180)	bps.	14.9%	16.8%	(190)	bps.
CONSOLIDATED RESULTS
Operating Income (GAAP)	$51,817	$43,747	18.4		$140,804	$138,291	1.8
Männer short-term purchase accounting adjustments	—	—			—	1,481
Contract termination dispute charges	613	2,788			2,998	2,788
Acquisition transaction costs	1,178	706			1,178	706
FOBOHA short-term purchase accounting adjustments	530	—			530	—
Thermoplay short-term purchase accounting adjustments	—	1,147			—	1,147
Operating Income as adjusted (Non-GAAP) (1)	$54,138	$48,388	11.9		$145,510	$144,413	0.8

Operating Margin (GAAP)	16.6%	15.0%	160	bps.	15.5%	15.2%	30	bps.
Operating Margin as adjusted (Non-GAAP) (1)	17.4%	16.6%	80	bps.	16.1%	15.9%	20	bps.

Diluted Net Income per Share (GAAP)	$0.67	$0.61	9.8		$1.81	$1.74	4.0
Männer short-term purchase accounting adjustments	—	—			—	0.02
Tax benefit recognized for refund of withholding taxes	—	(0.05)			—	(0.05)
Contract termination dispute charges	0.01	0.03			0.03	0.03
Acquisition transaction costs	0.02	0.01			0.02	0.01
FOBOHA short-term purchase accounting adjustments	0.01	—			0.01	—
Thermoplay short-term purchase accounting adjustments	$—	0.01			$—	0.01
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$0.71	$0.61	16.4		$1.87	$1.76	6.3

	Full-Year 2015		Full-Year 2016 Outlook
Diluted Net Income per Share (GAAP)	$2.19		$2.39	to	$2.44
Männer short-term purchase accounting adjustments	0.02
Tax benefit recognized for refund of withholding taxes	(0.05)
Acquisition transaction costs	0.02			0.02
Thermoplay short-term purchase accounting adjustments	0.01
FOBOHA short-term purchase accounting adjustments	—			0.04
Restructuring/reduction in force	0.05
Pension lump-sum settlement charges	0.11
Contract termination dispute charges	0.03			0.03
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$2.38		$2.48	to	$2.53

Notes:
(1) The Company has excluded the following from its "as adjusted" financial measurements for 2016: 1) transaction costs related to its FOBOHA acquisition, 2) short-term purchase accounting adjustments related to its FOBOHA acquisition and 3) charges related to a contract termination dispute. The Company has also excluded the following from its "as adjusted" financial measurements for 2015: 1) short-term purchase accounting adjustments related to its Männer acquisition, 2) a tax benefit recognized related to a refund of withholding taxes that were previously paid and included in tax expense in prior years, 3) transaction costs related to its Thermoplay and Priamus acquisitions, 4) short-term purchase accounting adjustments related to its Thermoplay acquisition, 5) restructuring and workforce reduction charges, 6) the pension lump-sum settlement charge and 7) charges related to a contract termination dispute. The tax effect of these items was calculated based on the respective tax jurisdiction of each item. The tax effect on the acquisition transaction costs, based on the countries in which such costs originated, approximated 14%. The remaining items include tax effects that range from approximately 27% to 37%. Management believes that these adjustments provide the Company and its investors with an indication of our baseline performance excluding items that are not considered to be reflective of our ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.